Exhibit 99.1

May 1, 2013

ManTech Announces Financial Results for

First Quarter of 2013

•	Revenue: $646.0 million

•	Operating Income: $36.4 million

•	Diluted EPS: $0.54

•	Cash Flow from Operations: $58 million

•	Dividends: $0.21 per share authorized for June

FAIRFAX, Va.–(BUSINESS WIRE)– ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the first quarter of fiscal year 2013, which ended March 31, 2013.

“As expected, we have experienced relatively minor impacts from sequestration, and our performance in the quarter was essentially on plan, driven by robust growth in our intelligence and cyber business,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “Our strong collections enabled us to build our cash position to $172 million, which we will use to grow the company.”

Summary Operating Results

Revenues for the quarter were $646.0 million, compared to $676.5 million in the first quarter of fiscal year 2012. Quarterly revenues were up 4 percent from $621.8 million in the fourth quarter of fiscal year 2012. Revenues in strategic investment areas, including intelligence, cyber security and healthcare, increased both sequentially and year-over-year. Quarterly revenues declined from last year as a result of fewer other direct costs (ODCs) on the S-3 contract with the U.S. Army Communications and Electronics Command (CECOM).

Operating income was $36.4 million for the quarter. Operating margin of 5.6 percent for the quarter reflected increased levels of bid-and-proposal expense, continued investment in new market areas, as well as the full effect of the migration of time-and-material contracts to competitively awarded cost-plus contracts on in-theater mission support. Net income was $20.2 million for the quarter, which resulted in diluted earnings per share of $0.54.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $58 million or 2.9 times net income. Days sales outstanding (DSO) were 76 days, an improvement of three days from the fourth quarter of 2012.

During the quarter, the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of March 8, 2013. The company also invested $10 million in the quarter to acquire the business of ALTA Systems, Inc., a healthcare Information Technology (IT) and professional services company that positions ManTech with the Centers for Medicare and Medicaid Services (CMS). As of March 31, 2013, the company had $172 million in cash and cash equivalents, up from $135 million at the end of fiscal year 2012. The company has $200 million in debt with no borrowings on its $500 million revolving-credit facility.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on June 21, 2013 to all common stockholders of record as of June 7, 2013 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech’s Board of Directors.

Contract Awards

Contract awards (bookings) totaled $306 million in the quarter, representing a book-to-bill ratio of 0.5. Large awards contributing to the quarterly bookings include:

•

Information and Enforcement Training Services for U.S. Customs and Border Protection (CBP). The U.S. Department of Homeland Security awarded ManTech a five-year, $96 million blanket purchase agreement (BPA) under its GSA Schedule to provide information and enforcement training services to CBP. Under the single-award BPA, ManTech will provide comprehensive training services for information technology systems, wireless and voice communications equipment, non-intrusive inspection equipment and enforcement technology to all CBP personnel as well as other federal, state and local law enforcement agencies.

•

Combating Terrorism Technical Support Office (CTTSO) Advisory and Assistance Support. Under a three-year, $34 million prime contract, ManTech will continue to provide scientific, engineering, technical and administrative support to the CTTSO and its subordinate offices. ManTech professionals will work with end users from more than 100 federal agencies and state, local, international and non-government organizations to manage acquisitions and projects to rapidly field solutions to combat terrorism at home and abroad.

The company’s backlog of business at the end of quarter was $6.1 billion, of which $1.4 billion was funded.

Forward Guidance

The company is maintaining its forward guidance for revenue and revising its forward guidance for net income and diluted earnings per share. The company now expects to achieve revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2013 Guidance
Revenue (million)	$2,600
Net Income (million)	$ 84.5
Diluted Earnings Per Share	$ 2.28

ManTech Chief Financial Officer Kevin M. Phillips said, “The first quarter was marked by excellent cash performance and revenue and earnings that were consistent with our expectations. Although several of our Army customers have signaled a drawdown in Overseas Contingency Operations (OCO) mission requirements that may begin in 2013, we continue to have very strong proposal activity and a large pipeline of submitted proposals, which will support growth in our non-OCO business. Compared to our prior guidance, we now expect more of our revenue to derive from ODCs and from cost-plus contracts, which will impact our profitability.”

Conference Call

ManTech executive management will hold a conference call on May 1, 2013, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 23904953. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the health and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech’s expertise includes command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; cyber security; global logistics support; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; test and evaluation; environmental, range and sustainability services; and healthcare analytics and IT. ManTech supports major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the

Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities (including the expected withdrawal from Afghanistan), and other efforts to reduce federal government spending generally; uncertainty regarding the timing and nature of government action to complete the budget process and otherwise address budgetary constraints, sequestration, or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; adverse changes in our mix of contract types; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; failure to maintain strong relationships with other contractors; failure to successfully identify and execute future acquisitions; adverse results of U.S. government audits or other investigations of our government contracts; adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing; and disruption of our business resulting from internal systems or service failures or breaches in customer systems, including as a result of cyber or other security threats. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2013, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	(unaudited)
	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$172,301	$134,896
Receivables—net	541,996	548,309
Prepaid expenses and other	15,370	27,185
Contractual inventory	4,185	34,762

Total Current Assets	733,852	745,152

Goodwill	870,759	861,912
Other intangibles—net	163,903	167,910
Property and equipment—net	28,701	28,588
Employee supplemental savings plan assets	28,661	27,352
Other assets	10,469	10,995

TOTAL ASSETS	$1,836,345	$1,841,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$268,499	$315,582
Accrued salaries and related expenses	75,345	52,364
Billings in excess of revenue earned	15,454	15,031
Deferred income taxes—current	2,385	4,266

Total Current Liabilities	361,683	387,243

Long-term debt	200,000	200,000
Deferred income taxes—non-current	55,695	50,645
Accrued retirement	29,244	29,390
Other long-term liabilities	10,482	9,403

TOTAL LIABILITIES	657,104	676,681

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,135,673 and 24,093,832 shares issued at March 31, 2013 and December 31, 2012; 23,891,560 and 23,849,719 shares outstanding at March 31, 2013 and December 31, 2012	241	241
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at March 31, 2013 and December 31, 2012	132	132
Additional paid-in capital	419,534	417,917
Treasury stock, 244,113 and 244,113 shares at cost at March 31, 2013 and December 31, 2012	(9,158)	(9,158)
Retained earnings	768,638	756,241
Accumulated other comprehensive income (loss)	(146)	(145)

TOTAL STOCKHOLDERS’ EQUITY	1,179,241	1,165,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,836,345	$1,841,909

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)
	Three months ended March 31,
	2013	2012
REVENUES	$646,008	$676,509
Cost of services	562,297	582,867
General and administrative expenses	47,340	47,947

OPERATING INCOME	36,371	45,695
Interest expense	(4,051)	(4,148)
Interest income	113	72
Other income (expense), net	46	15

INCOME FROM OPERATIONS BEFORE INCOME TAXES	32,479	41,634
Provision for income taxes	(12,299)	(15,992)

NET INCOME	$20,180	$25,642

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.55	$0.70

Weighted average common shares outstanding	23,832	23,642

Class B basic earnings per share	$0.55	$0.70

Weighted average common shares outstanding	13,193	13,193

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.54	$0.69

Weighted average common shares outstanding	23,876	23,716

Class B diluted earnings per share	$0.54	$0.69

Weighted average common shares outstanding	13,193	13,193

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited)
	Three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,180	$25,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,686	21,724
Deferred income taxes	2,425	2,029
Stock-based compensation	1,383	2,367
Excess tax benefits from the exercise of stock options	(3)	(43)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	7,719	(22,114)
Contractual inventory	30,577	—
Prepaid expenses and other	11,682	8,360
Accounts payable and accrued expenses	(47,444)	22,177
Accrued salaries and related expenses	22,405	4,344
Billings in excess of revenue earned	423	(14,400)
Accrued retirement	(146)	(429)
Other	728	2,592

Net cash flow from operating activities	57,615	52,249

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(10,082)	(38,435)
Purchases of property and equipment	(2,318)	(3,688)
Investment in capitalized software for internal use	(829)	(573)
Proceeds from sale of investment	239	—
Proceeds from disposition of a business	—	1,799

Net cash flow from investing activities	(12,990)	(40,897)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,756)	(7,716)
Proceeds from exercise of stock options	533	1,115
Excess tax benefits from the exercise of stock options	3	43

Net cash flow from financing activities	(7,220)	(6,558)

NET CHANGE IN CASH AND CASH EQUIVALENTS	37,405	4,794
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134,896	114,483

CASH AND CASH EQUIVALENTS, END OF PERIOD	$172,301	$119,277

ManTech International Corporation

Stuart Davis, (703) 218-8269

stuart.davis@mantech.com

ManTech-F